Exhibit 99.1

National CineMedia, LLC

Announces Proposed Private Offering of

$250 Million of Senior Notes due 2026

Centennial, CO – August 15, 2016 – National CineMedia, LLC (“NCM LLC”) and National CineMedia, Inc. (NASDAQ: NCMI) (the “Company”), the managing member and owner of 43.6% of NCM LLC, announced today that NCM LLC plans to offer in a private placement $250 million aggregate principal amount of Senior Notes due 2026 (the “Notes”). The Notes will be senior unsecured obligations of NCM LLC, and will bear interest at a fixed rate.

NCM LLC intends to use the net proceeds from the proposed offering to finance the redemption of its $200 million Senior Notes due 2021 and to pay related fees and expenses. Any remaining net proceeds will be used for general corporate purposes, including the repayment of a portion of outstanding borrowings under NCM LLC’s revolving credit facility.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. NCM LLC plans to offer and sell the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United Sates pursuant to Regulation S under the Securities Act.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release shall not constitute a notice of redemption with respect to the Senior Notes due 2021.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including the proposed notes offering by NCM LLC. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although NCM LLC and the Company believe that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com